## RESIGNATION

Board of Directors
Great Wall Builders, Ltd
2620 Fountain View #115B
Houston, Texas 77057

Dear Sirs:

Effective immediately, I hereby resign as President, Principal Executive Officer and Director of Great Wall Builders, Ltd, a Texas corporation (the "Corporation").

My resignation is not due to any disagreement with the Corporation on any matter relating to the Corporation's operations, policies, practices, or otherwise.

I confirm that I have no claim against the Corporation whether in respect of remuneration, severance payments, pensions, expenses or compensation for loss of office or in any other respect whatsoever.

Dated: September 23rd, 2011

____________________

Hrair Achkarian